Exhibit 99.1

NPS Pharmaceuticals Reports Fourth Quarter and Full-Year 2013 Financial Results and Financial Outlook for 2014

– Gattex® delivers strong performance with 2013 sales of $31.8 million –

– Global Short Bowel Syndrome franchise expected to grow by more than 250% in 2014 --

– Natpara® BLA review underway with PDUFA date of October 24 –

– Conference call today at 5:00 PM ET –

BEDMINSTER, N.J.--(BUSINESS WIRE)--February 18, 2014--NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, today reported financial results for 2013 and its financial outlook for 2014.

NPS reported net global product sales of $15.3 million for the fourth quarter of 2013 and $31.8 million for the full year. These results are at the high end of the company’s 2013 guidance of $28 to $32 million in net sales. In February 2013, NPS launched and initiated sales of its first commercial product Gattex® (teduglutide [rDNA origin]) for injection in the US for the treatment of patients with adult Short Bowel Syndrome (SBS) who are dependent on parenteral support. Teduglutide is also approved in the European Union (EU) under the trade name Revestive® and is expected to launch in certain countries in 2014.

“2013 was a transformative year in which we successfully established NPS as a global commercial rare disease company with the US launch of Gattex and the regaining of the ex-US rights to our two products,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “Looking forward to 2014, we will continue to execute our growth strategy to build a premier global orphan drug business. Our key initiatives are growing Gattex sales in the US, launching Revestive in certain ex-US markets, securing US approval of Natpara for hypoparathyroidism, and building a global pipeline of innovative, ‘first-in’ or ‘best-in’ rare disease therapeutics.”

Gattex® 2013 launch highlights

  As of December 31, there were 303 patients on Gattex, which was in line with the company’s guidance of 275 to 325 patients, and 530 Gattex/Revestive prescriptions were received.

Other business highlights

Gattex/Revestive (teduglutide) in Short Bowel Syndrome

  NPS has finalized its core value dossier and is now tailoring it to the relevant ex-US countries. The company continues to expect to begin pricing/reimbursement discussions with authorities in selected EU countries during the first half of 2014.
  The company has initiated named-patient programs in certain ex-US countries, including Argentina, Turkey, and Brazil.
  NPS is implementing its clinical and regulatory strategy for Japan, which includes filing for orphan drug status in 2014.
  The company continues to expect that it will begin recognizing meaningful commercial sales from ex-US territories in the second half of 2014.
  Patient dosing is underway in a global registration study of pediatric patients with SBS. The 12-week, open-label study will be conducted at approximately 20 sites throughout the US and Europe.
  New data from the two-year open-label STEPS 2 extension study have been submitted to the US Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for inclusion in the US and EU prescribing information. The results from STEPS 2 show that long-term treatment with 30 months of Gattex/Revestive resulted in clinically meaningful reductions in parenteral support dependence with a significant percentage of patients achieving complete independence.

Natpara® (recombinant human parathyroid hormone [1-84] or rhPTH 1-84) in Hypoparathyroidism

  The company’s Biologics License Application (BLA) for its second product, Natpara in Hypoparathyroidism, has been accepted by the FDA with a Prescription Drug User Fee Act (PDUFA) goal date of October 24, 2014. Within the company’s Filing Review Notification, also referred to as the Day-74 letter, the FDA also informed the company it is currently planning to hold an advisory committee meeting to discuss the Natpara BLA.
  NPS expects to submit its Marketing Authorization Application to the EMA for Natpara in Hypoparathyroidism this year. The European Commission recently granted orphan drug designation to Natpara for the treatment of Hypoparathyroidism. This designation provides marketing exclusivity in the EU for 10 years after approval.

Product pipeline

  NPS remains on track to initiate a Phase 2a proof-of-concept study in mid-2014 for NPSP795, a calcilytic compound with potential application in Autosomal Dominant Hypocalcemia or ADH, an ultra-rare disorder caused by a gain-of-function mutation in the calcium-sensing receptor gene.

Financial results

Net income (loss)

NPS reported net income of $7.8 million or $0.07 per diluted share for the fourth quarter of 2013, compared to a net loss of $12.2 million or $0.14 per diluted share for the fourth quarter of 2012. For the full year, NPS reported a net loss of $13.5 million or $0.14 per diluted share in 2013 versus a net loss of $18.7 million or $0.22 per diluted share in 2012.

Revenues

Revenues are comprised of net product sales for Gattex, which was launched in the US in the first quarter of 2013, and royalty revenues. Net sales were $15.3 million for the fourth quarter of 2013 and $31.8 million for the full year compared to $0 for the same periods in the prior year.

Royalty revenues were $39.2 million for the fourth quarter of 2013 and $27.1 million for the fourth quarter of 2012. For the full year, royalty revenues were $123.8 million for 2013 compared with $105.6 million for 2012. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Royalty:
Sensipar	$36.4	$24.0	$112.9	$89.3
REGPARA	2.1	2.3	8.0	8.7
NUCYNTA	0.7	0.8	2.9	2.8
rhPTH 1-84	--	--	--	4.8
Total	$39.2	$27.1	$123.8	$105.6

The company’s fourth quarter 2013 Sensipar/Mimpara royalties included a non-recurring favorable adjustment from Amgen. On February 15, 2014, the company received a cash payment of $22.8 million for the Sensipar/Mimpara royalties earned during the fourth quarter of 2013. Amgen retained $8 million of Sensipar/Mimpara royalties to repay a royalty advance received in August 2011.

Research and development

Research and development expenses were $20.0 million for the fourth quarter of 2013 compared to $24.0 million for the fourth quarter of 2012. For the full year, research and development expenses were $85.4 million for 2013 compared to $94.8 million for 2012. The decrease in 2013 research and development expenses was primarily due to a reduction in clinical development activities for Gattex and Natpara.

Selling, general and administrative

Selling, general and administrative expenses were $21.9 million for the fourth quarter of 2013 compared to $11.2 million for the fourth quarter of 2012. For the full year, selling, general and administrative costs were $68.1 million for 2013 compared to $36.9 million for 2012. The increase in 2013 selling, general and administrative expenses was primarily due to launch and pre-launch activities for Gattex/Revestive and Natpara, respectively, including personnel-related expenses.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $180 million at December 31, 2013 compared with $101 million at December 31, 2012.

Long-term debt

At December 31, 2013, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

All other debt on the company’s balance sheet is non-recourse and secured solely by its royalty rights related to Sensipar/Mimpara, rhPTH 1-84, and REGPARA. After repayment of these obligations, the cash flows from these royalties will revert to NPS in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at December 31, 2013 and 2012:

In millions
	December 31, 2013	December 31, 2012
Non-recourse debt:
Sensipar/Mimpara-secured	$54.4	$80.2
rhPTH 1-84-secured	42.8	42.8
REGPARA-secured	35.2	36.3
Total non-recourse debt	132.4	159.3
Less current portion	8.8	6.3
Total long-term non-recourse debt	$123.6	$153.0

2014 Financial guidance

NPS expects to achieve the following financial objectives in 2014:

  Net Gattex/Revestive sales of between $110 and $120 million, representing more than 250% growth in the company’s SBS franchise.
  Operating expenses, excluding cost of sales and share-based compensation expense, of between $180 and $200 million. The anticipated increase in 2014 operating expenses is primarily related to the following investments that NPS is making to drive continued long-term, global growth:
    The build-out of the company's infrastructure and core competencies to support the continued growth of NPS as a global organization.
    The production of pre-launch Natpara inventory and the establishment of secondary supply-chain sources.
    The pre-launch initiatives and the event-driven ramp up of the US commercial infrastructure to support the successful commercialization of Natpara. Key pre-launch activities include generating awareness on the burden of hypoparathyroidism, creating an unbranded platform, deploying a pre-launch field-based team, and identifying patients.
    The execution of clinical activities supporting the global development of Gattex/Revestive in pediatric SBS and NPSP795 in ADH.
    Regulatory activities, including preparations for an FDA Advisory Committee meeting and key international regulatory submissions for Natpara in hypoparathyroidism.

Conference Call Information

To participate in the conference call, dial (800) 688-0836 and use passcode 71899588. International callers may dial +1 (617) 614-4072, using the same passcode. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the investors’ calendar of events page on the NPS website at http://www.npsp.com/calendar.

If you are unable to participate in the live call, a replay will be available at (888) 286-8010, with passcode 41017687 until midnight ET, March 4, 2014. International callers may access the replay by dialing +1 (617) 801-6888, using the same passcode. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases. The company’s lead product, Gattex® (teduglutide [rDNA origin]) for injection is approved in the US for adult patients with Short Bowel Syndrome (SBS) who are dependent on parenteral support. In the EU, teduglutide (trade name: Revestive®) is approved for the treatment of adult patients with SBS; patients should be stable following a period of intestinal adaptation after surgery. Teduglutide is not approved for the treatment of pediatric SBS patients. The safety and efficacy of teduglutide in this population is currently being evaluated in a global registration trial.

A Biologics License Application is undergoing FDA review for Natpara® (rhPTH [1-84]) for the treatment of hypoparathyroidism, a rare endocrine disorder characterized by insufficient levels of parathyroid hormone. The Prescription Drug User Fee Act goal date for the Natpara application is October 24, 2014.

NPS’ earlier stage pipeline includes NPSP795, a calcilytic compound with potential application in rare disorders involving increased calcium sensing receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin.

Additional information about NPS is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” “Natpara,” “Preotact,” and “Revestive” are the company's trademarks.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance and plans for the commercialization of its products. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex/Revestive (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex/Revestive and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory approvals for Natpara (recombinant human parathyroid hormone 1-84 (rhPTH 1-84)), the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

(Financial statements to follow)

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Product sales	$15,260	$ --	$31,752	$ --
Royalties	39,191	27,134	123,804	105,587
Sale of royalty rights	--	--	--	25,000
Milestones and license fees	--	50	36	57
Total revenues	54,451	27,184	155,592	130,644

Cost of sales	1,972	--	3,587	--
Cost of license fees	--	--	9	--

Operating expenses:
Research and development	20,040	24,042	85,421	94,839
Selling, general and administrative	21,851	11,160	68,070	36,929
Total operating expenses	41,891	35,202	153,491	131,768
Operating income (loss)	10,588	(8,018)	(1,495)	(1,124)
Other (expense) income:
Interest income, net	119	68	340	292
Interest expense	(2,550)	(3,753)	(11,938)	(18,198)
Other	(211)	(500)	(229)	295
Total other expense, net	(2,642)	(4,185)	(11,827)	(17,611)
Income (loss) before income tax expense	7,946	(12,203)	(13,322)	(18,735)

Income tax expense	178	--	182	--
Net income (loss)	$7,768	($12,203)	($13,504)	($18,735)
Net income (loss) per common and potential common share:
Basic	$0.08	($0.14)	($0.14)	($0.22)
Diluted	$0.07	($0.14)	($0.14)	($0.22)
Weighted average common and potential common share:
Basic	102,843	87,266	97,750	86,999
Diluted	107,062	87,266	97,750	86,999

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31,	December 31,
	2013	2012
Assets:
Cash, cash equivalents and marketable investment securities	$180,474	$100,715
Account receivable	41,242	30,276
Other current assets	37,036	6,060
Property and equipment, net	4,402	4,193
Goodwill	9,429	9,429
Intangibles, net	19,301	--
Debt issuance costs, net	338	436
Total assets	$292,222	$151,109

Liabilities and Stockholders’ Deficit:
Accounts payable and accrued expenses	$33,117	$23,289
Convertible notes	16,545	--
Convertible notes, less current portion	--	16,545
Current portion of non-recourse debt	8,752	6,278
Non-recourse debt, less current portion*	123,635	153,024
Other long-term liabilities	5,283	6,614
Total liabilities	187,332	205,750

Common stock and additional paid-in capital	1,127,523	954,539
Accumulated other comprehensive income	56	5
Accumulated deficit	(1,022,689)	(1,009,185)
Total stockholders' equity (deficit)	104,890	(54,641)
Total liabilities and stockholders' equity (deficit)	$292,222	$151,109

* Non-recourse debt secured by Sensipar®/Mimpara®, rhPTH 1-84, and REGPARA® revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com